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                                                                     EXHIBIT 5.1

                               ALSTON & BIRD LLP
                              One Atlantic Center
                           1201 West Peachtree Street
                                  Atlanta, GA
                                  404-881-7000
                               Fax: 404-881-7777

                                 March 21, 2002

Accredo Health, Incorporated
1640 Century Center Parkway, Suite 101
Memphis, Tennessee 38134

         Re: Registration Statement on Form S-4 Covering up to 6,774,193 Shares of Common Stock of Accredo Health, Incorporated

Ladies and Gentlemen:

         This opinion is being rendered in connection with that certain Asset Purchase Agreement dated as of January 2, 2002 (the "Asset Purchase Agreement"), by and among Accredo Health, Incorporated, a Delaware corporation (the "Registrant"), Gentiva Health Services, Inc. ("Gentiva"), a Delaware corporation, and the subsidiaries of Gentiva identified in the Asset Purchase Agreement pursuant to which Accredo will acquire substantially all of the assets of the SPS business of Gentiva and will issue up to approximately 6,774,193 shares of its common stock, $.01 par value per share (such actual amount to be issued, the "Shares"), upon the terms and conditions set forth in its Registration Statement on Form S-4 (the "Registration Statement"), as filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on February 8, 2002.

         As counsel for the Registrant, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion, and we are familiar with the actions taken by Registrant in connection with the authorization, registration, issuance, and sale of the Shares.

         Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms and conditions set forth in the Asset Purchase Agreement, be duly authorized and validly issued, fully paid and non-assessable under the Delaware General Corporation Law as in effect on this date.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm in the section entitled "Legal Matters."

                                        Very truly yours,

                                        ALSTON & BIRD LLP



                                        By:  /s/ Steven L. Pottle
                                           ------------------------------------
                                            Steven L. Pottle, Esq.